Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

FMC Corporation:

We consent to incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-18383, 333-69805, 333-69714 and 333-111456) and the Registration Statement on Form S-3 (Nos. 333-154824 and 333-59543) of FMC Corporation of our reports dated February 23, 2009 relating to the consolidated balance sheets of FMC Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of FMC Corporation.

Our report on the consolidated financial statements refers to the Company’s adoption of Financial Accounting Standards Board Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109, on January 1, 2007 and the adoption of Statement of Financial Accounting Standards (SFAS) No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, on December 31, 2006.

/s/ KPMG LLP

Philadelphia, Pennsylvania

February 23, 2009